CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-88103 of Lord Abbett Large-Cap Growth Fund on Form N-1A of our report dated September 15, 2000, appearing in the annual report to shareholders of Lord Abbett Large-Cap Growth Fund for the period from December 15, 1999 (commencement of operations) through July 31, 2000 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors" and "Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.


Deloitte & Touche LLP
New York, New York
November 27, 2000